EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-120359, 333-64353, 333-04417, 333-28121, 333-34310 and 333-34396 on Form S-8; Registration Statement No. 333-44935 on Form S-4, and Registration Statement No. 333-104270 on Form S-3 of our reports dated March 13, 2006, relating to the consolidated financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph relating to revisions to the income statement and statement of cash flows presentation as described in Note 1) and financial statement schedule of Fiserv, Inc., and management’s report on the effectiveness of internal control over financial reporting, appearing in and incorporated by reference in this annual report on Form 10-K for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Milwaukee, Wisconsin
March 13, 2006